Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy, 302-498-6944

David C. Hastings, 302-498-6883

Incyte Announces Offering of Convertible Senior Notes

Net proceeds to be used to redeem its outstanding 5.5%
 Convertible Subordinated Notes due February 1, 2007

Wilmington, DE — September 20, 2006 — Incyte Corporation (Nasdaq:INCY) today announced the offering of approximately $132 million aggregate principal amount of 3 ½% Convertible Senior Notes due 2011 in a private placement pursuant to exemptions from the registration requirements of the Securities Act of 1933.  Incyte intends to use the net proceeds of this offering, estimated to be at least $96 million (after deducting fees and expenses), to redeem its outstanding 5.5% Convertible Subordinated Notes due February 1, 2007.  A notice of redemption will be sent to the holders of those notes on or about the date of closing of the offering.  Any remaining proceeds will be added to Incyte’s working capital and will be used for general corporate purposes.

The offering is expected to close on September 26, 2006, subject to customary closing conditions.  Incyte has granted the initial purchaser of the notes an option to purchase up to an additional 15% of the aggregate principal amount of the notes.

The notes will be convertible into shares of Incyte common stock at an initial conversion rate of 89.1385 shares per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $11.22 per share.  The notes will be senior in right of payment to Incyte’s outstanding 3 ½% Convertible Subordinated Notes due 2011.  The notes will rank equal in right of payment to any future unsubordinated, unsecured debt issued by Incyte.  Incyte may redeem the notes beginning February 20, 2007.  The notes will be issued at a discount to par and will accrue original issue discount for tax purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.  The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Except for the historical information contained herein, the matters set forth in this press release, such as statements as to the expected use of net proceeds and the expected closing date of the offering, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including general market conditions that may affect the satisfaction of customary closing conditions, Incyte’s proposed redemption of outstanding debt, developments affecting Incyte’s research and development activities, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.  Incyte disclaims any intent or obligation to update these forward-looking statements.